SUBORDINATED TERM NOTE

  $4,000,000.00                              Elk Grove Village, Illinois
                                                        December 1, 1998

  1. FOR VALUE RECEIVED, on November 1, 2003 (the "Maturity Date"), SVPC Circuit Systems, Inc., a California corporation ("SVCS"), promises to pay to H.O.T.L.R.T., Inc. d/b/a Silicon Valley Printed Circuits ("SVPC"), at 3501 Thomas Road #3, Santa Clara, California 95054, or order, the principal sum of FOUR MILLION DOLLARS ($4,000,000) or so much thereof as may be outstanding on the Maturity Date, together with interest on the unpaid principal balance from time to time outstanding from the date of this Note until paid, at the rate of eight and one-half percent (8.5%) per annum, Interest shall be calculated based upon 30-day months and a 360-day year.

  2. Payments. Commencing January 1, 1999, and on the first day of each month thereafter through June 1, 1999, SVCS will pay interest only in the amount of Twenty Eight Thousand Three Hundred Thirty Three and 33/100 ($28,333.33); SVCS will pay a prorata lesser amount in the event the principal balance has not been outstanding for 30 days as of January 1, 1999. Commencing July 1, 1999, SVCS will pay principal and interest in monthly installments of Eighty Eight Thousand Seven Hundred Seventy One and 75/100 ($88,771.75) and continuing thereafter on the first day of each month thereafter until paid, with a final payment of principal and interest (together with all other obligations due under this Note) on the Maturity Date, unless sooner paid.

  3. Default; Rate of Interest. Failure of SVCS to pay any sum within fifteen (15) days of the date such sum becomes due and payable under this Note, including without limitation, interest or principal or both and either as an installment or on the Maturity Date, after SVCS has received five (5) days written notice, shall constitute an event of default ("Default") hereunder. Upon and after the occurrence of a Default, this Note shall bear interest on the principal amount outstanding from time to time at a rate per annum (the "Default Rate") equal to Eleven and one half per cent (11 1/2%) per annum until fully paid.

  4. Acceleration. If Default occurs in any payment of principal or interest under this Note, then the entire principal balance of this Note then outstanding, together with interest thereon, shall become immediately due and payable without further demand or notice.

  5. Change in Control. This Note shall become immediately due and payable in the event Change in Control of the Parent (as defined below) shall occur. For the purposes of this Note: (1) a "Change in Control of the Parent" shall have occurred if. (A) D. S. Patel is not Chairman of the Parent; (B) any person (within the meaning of Section 13(d) of the Exchange Act) other than the Parent or an Affiliate shall become the beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 50% or more of the outstanding Common Stock (such person's beneficial ownership to be determined, in the case of warrants, options or rights to acquire Common Stock, pursuant to paragraph (d) of Rule 13d-3 under the Exchange Act); (C) the Shareholders of Parent shall approve: (i) a merger or consolidation of the Parent with or into any person other than an Affiliate; (ii) any sale, lease, exchange or other transfer of all or substantially all the assets of Parent to any person other than an Affiliate; or (iii) the dissolution of the Parent. "Parent" means Circuit Systems, Inc., an Illinois corporation.

  6. Prepayment. This Note may be prepaid in whole or in part at any time without penalty or prepayment premium. Any partial prepayment made at the option of SVCS shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payment of principal or interest or change the amount of such installment unless SVPC shall otherwise agree in writing.

  7.   Security. This Note is unsecured.

  8. Attorneys' Fees and Expenses. If, at any time or times, after a Default occurs, SVPC employs counsel for advice or other representation or incurs legal and/or other costs and expenses in connection with any attempt to enforce any rights of SVPC against SVCS under this Note, then, in such event, the reasonable attorneys' fees arising from such services and all reasonably incurred expenses, costs, charges, and other fees of such counsel or of SVPC shall be payable on demand by SVCS to SVPC.

  9. No Waiver. SVPC's failure, at any time or times hereafter, to require strict performance by SVCS of any provision of this Note shall not constitute a waiver, or affect or diminish any right of lender thereafter to demand strict performance by SVCS under this Note nor shall any such failure constitute a waiver of or affect any other default by SVCS under this Note.

  10.  Waivers by SVCS.   Presentment, notice  of dishonor, and  protest
  are hereby waived by all makers, sureties, guarantors and endorsers hereof

  11. Binding Nature. This Note shall be binding upon and inure to the benefit of the successors and assigns of SVCS and SVPC.

  12. Subordination. The obligation of SVCS under this Note, and the rights of SVPC, are subject to a certain Subordination Agreement by and between SVCS, SVPC, and SVCS's lender dated even date herewith, the provisions of which are incorporated herein by reference.

  13. Governing Law. This Note shall be enforced in accordance with the laws of the State of California and shall be construed in accordance therewith. The parties hereto agree that all actions or proceedings arising in connection with this Note shall be tried and litigated exclusively in the State and Federal courts located in the County of Santa Clara, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding in the possibility of litigation between the parties with respect to or arising out of this Note in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Santa Clara, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Note. Each party hereby authorizes and accepts service of process sufficient for personal mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Note. Any final judgment rendered against a party in any action of proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

                                          SVPC Circuit Systems, Inc.
                                            /s/
                                         By:_______________________
                                         D.S. Patel, Chairman and Chief
                                              Executive Officer